Exhibit 99.1

As Part of OppFi’s Next Phase, Neville Crawley Will Succeed Jared Kaplan as OppFi CEO

Former CEO of Kiva, Crawley brings deep experience and expertise in fintech, technology and serving financially excluded populations

Crawley to lead OppFi in its next chapter of growth and planned expansion of the platform for millions of everyday consumers who are locked out of the mainstream financial ecosystem

CHICAGO, December 20, 2021 – OppFi Inc. (NYSE: OPFI) (“OppFi”), a leading financial technology platform that powers banks to help everyday consumers gain access to credit, announced today that its Board of Directors, led by Founder and Executive Chairman Todd Schwartz, has named Neville Crawley, currently the company’s President, to succeed Jared Kaplan as Chief Executive Officer of OppFi, effective December 31, 2021. Crawley’s selection is the culmination of a leadership and succession planning process led by the Board. Kaplan will remain a member of the Board of Directors and in an executive advisory role for the company. Crawley will also serve as a member of the Board of Directors.

“With Neville’s deep experience and expertise in technology and serving financially excluded populations, the Board is confident Neville is best suited to lead the company’s next evolution as we look to expand upon our mission to help millions of everyday consumers build better financial health. I look forward to working closely with Neville and our management team to execute on the exciting plans we have for 2022 and beyond,” said Todd Schwartz, Executive Chairman of OppFi. “As OppFi’s CEO for more than six years, Jared has been integral in building a leading fintech platform that we believe will continue to grow and thrive under Neville’s leadership. On behalf of the Board of Directors and the entire team at OppFi, I want to express my sincerest gratitude to Jared for his contributions to the company and I look forward to working with him as a member of our Board of Directors during this next phase.”

Kaplan joined OppFi in 2015 as CEO. He led the company through a high growth period as OppLoans, transitioned the company to become OppFi, a multi-product fintech platform, and expanded credit access to the 150 million consumers who are locked out of mainstream options. Kaplan took the company public in July of 2021 through a business combination with the special purpose acquisition corporation (“SPAC”) FG New America Acquisition Corp. Under Kaplan’s leadership, OppFi has been named an Inc. 5000 company for five straight years, a four-time Deloitte’s Technology Fast 500™, and the seventh fastest-growing company in Chicagoland in 2021 by Crain’s Chicago Business. Most recently, the company was listed on the Forbes America 2021 list of America’s Best Startup Employers and Built In’s 2021 Best Places to Work in Chicago.

“It has been an honor to lead OppFi through its incredible growth as a private company and during its early months as a publicly-traded company,” said Jared Kaplan, CEO, OppFi. “I am extremely proud of what we have accomplished and built thus far, and I am excited to see OppFi continue to grow and maximize its potential. I believe Neville is extremely qualified to build upon the work we started – expanding credit access for the everyday consumer – and is the best person to lead this next phase of OppFi’s mission.”

Crawley joined OppFi in July of 2021 as President to lead the company’s growth initiatives, technology and go-to-market strategies, as well as social impact commitments. Prior to joining OppFi, Crawley served as CEO of the global fintech platform Kiva from 2017 to 2021. Kiva funded more than $1.5 billion in loans to some of the world’s most financially excluded populations and developed multiple world changing innovations, including inventing crowdfunding. Under Neville’s leadership, Kiva’s core crowdfunding platform returned to substantial growth, and Kiva expanded its mission and product portfolio to include Kiva Capital, a scaled institutional asset management platform, and Kiva Protocol, which partners with governments to deploy blockchain-based identity and credit history at population scale. Prior to leading Kiva, Crawley served as CEO of Quid, an artificial intelligence company, during its high growth period. Neville holds a degree in Interactive Arts from Manchester Metropolitan University and an MBA from London Business School.

“I am honored to lead OppFi in its next chapter of growth and planned expansion to meet the untapped potential and opportunity for this consumer segment,” said Neville Crawley, President, OppFi. “Jared has done an incredible job building the company to be a leader and advocate for expanding credit access for so many locked out of the mainstream financial ecosystem. I am energized and excited to leverage my experience of building and leading high growth companies and disruptive financial technologies to further accelerate OppFi into the leading fintech platform for many millions of financially underserved consumers.”

About OppFi

OppFi (NYSE: OPFI) is a leading financial technology platform that powers banks to offer accessible products and a top-rated experience to everyday consumers. OppFi’s platform facilitates the installment loan products, OppLoans and SalaryTap, and a credit card product, OppFi Card, issued by First Electronic Bank, Member FDIC. OppFi maintains an A+ rating from the Better Business Bureau (BBB) and maintains a 4.8/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online. For more information, please visit oppfi.com.

Forward-Looking Statements:

This information includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. OppFi’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impact of COVID-19 on OppFi’s business; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; costs related to the business combination; changes in applicable laws or regulations; the possibility that OppFi may be adversely affected by economic, business, and/or competitive factors; whether OppFi will be successful in launching SalaryTap and OppFi Card, including whether there will be consumer or market acceptance of SalaryTap and OppFi Card; the effects of management transitions; and other risks and uncertainties indicated from time to time in OppFi’s filings with the SEC, including those under “Risk Factors” therein. OppFi cautions that the foregoing list of factors is not exclusive and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OppFi does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

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Media Contacts:

Wendy Serafin, SVP of Communications

Media Relations: media@oppfi.com

Investor Relations: investors@oppfi.com